Exhibit 99.1
Contact: Neenah, Inc.
Bill McCarthy
Vice President — Investor Relations
678-518-3278

Neenah Reports Strong First Quarter 2021 Results Led by Record Performance in Filtration
 E.P.S. of $0.49 per share, Adjusted E.P.S. of $1.04 per share

ALPHARETTA, GEORGIA — May 5, 2021 — Neenah, Inc. (NYSE:NP) today reported first quarter 2021 results.

First Quarter Highlights
•Net sales of $227.0 million were up 10 percent from the fourth quarter of 2020, continuing the sequential growth since the second quarter of 2020, with strong rebounds in each segment.
•Net sales in Technical Products were up 10 percent from prior year; with record quarterly sales and profits in filtration.
•Adjusted operating margins for both segments returned to the mid-teens.
•Cash generated from operations of $20.7 million increased from $14.2 million in the prior year.
•Liquidity of $197 million as of March 31, 2021 increased from $176 million as of December 31, 2020.
•On April 6, 2021, completed the acquisition of ITASA, which is highly aligned with Neenah's growth strategy and expands Neenah's presence in specialty coatings.
•In connection with the acquisition of ITASA, refinanced our Term Loan B from $200 million to $450 million with more favorable terms, including a reduction in interest rate of approximately 150 basis points.

Adjusted earnings is a non-GAAP measure used to enhance understanding and comparability of year-on-year results. Details on adjusting items and a reconciliation to comparable GAAP measures are included later in this release.

“Neenah's strong momentum continued through the first quarter, with Technical Products sales up 10% over prior year behind record filtration performance and operating margins expanding to mid-teen levels in both segments. With increasing input costs, we have accelerated our pricing and cost actions to offset these increases, consistent with our historical performance," said Julie Schertell, Chief Executive Officer. “Our cash generation and balance sheet remain strong, providing the opportunity to execute strategies to expand in targeted growth platforms and increase our sales trajectory and margins. The recent acquisition of ITASA further builds out our specialty coatings platform and represents an additional meaningful avenue for accelerating profitable growth."

Quarterly Consolidated Results
Income Statement
Consolidated net sales of $227.0 million in the first quarter of 2021 decreased 3 percent compared with $233.6 million in the first quarter of 2020. The 10% increase in Technical Products revenue was more than offset by lower sales in our Fine Paper and Packaging business (down 19%) primarily due to ongoing effects of COVID-19. The impact from lower net selling prices was partially offset by favorable currency effects. While down versus the prior year, first quarter consolidated net sales increased 10% from the fourth quarter of 2020.

Selling, general and administrative (SG&A) expense of $24.3 million in the first quarter of 2021 decreased $2.3 million compared with $26.6 million in the prior year. Costs in the first quarter of 2021 were lower due to the significant actions taken to manage spending and reduce costs during 2020 in areas such as marketing, travel and payroll.

Operating income of $13.6 million in the first quarter of 2021 decreased compared to operating income of $23.6 million in 2020. Lower income in 2021 resulted primarily from $12.0 million of costs related to the acquisition of ITASA, including third-party transaction fees and an unrealized loss on the foreign currency forward contracts negotiated to fund the purchase price. Excluding adjusting items of $12.5 million and $3.5 million in 2021 and 2020, respectively, adjusted operating income of $26.1 million decreased $1.0 million from $27.1 million in the prior year. The decrease was due to lower operating income in Fine Paper and Packaging that was not fully offset by higher operating income in Technical Products. Refer to the GAAP reconciliation table later in this release for details of adjusting items.

Net interest expense of $3.1 million in the first quarter of 2021 was higher than the $2.9 million in the first quarter of 2020, due to higher amortization expense for deferred financing costs on the Term Loan B.

The effective income tax rate was 21 percent in both the first quarter of 2021 and 2020.

GAAP E.P.S. of $0.49 decreased from earnings of $0.97 per share in 2020. On an adjusted basis, E.P.S. of $1.04 in the 2021 quarter decreased from $1.12 in the prior year period.

Cash Flow and Balance Sheet Items
Cash provided from operations of $20.7 million in the first quarter of 2021 increased from $14.2 million in the first quarter of 2020. The increase resulted from lower working capital requirements that more than offset lower earnings.

Capital spending of $4.8 million in the first quarter of 2021 was consistent with the prior year.

Cash dividends of $8.0 million or $0.47 per share were paid in both the first quarter of 2021 and 2020.

Cash and cash equivalents as of March 31, 2021 were $41.0 million up from $37.1 million as of December 31, 2020. Debt as of March 31, 2021 of $192.0 million compared to $194.4 million as of December 31, 2020. Liquidity of $197 million (cash plus availability under our Global Credit Facilities) as of March 31, 2021 increased from $176 million as of December 31, 2020 primarily due to higher working capital.

In connection with the acquisition of ITASA, on April 6, 2021 we upsized our Term Loan B from $200 million to $450 million, with more favorable terms, including a 150 basis point reduction in the interest rate. We also amended our Global Revolving Credit Facility to allow for the ITASA acquisition and update certain other terms.

Quarterly Segment Results

Technical Products quarterly net sales of $145.2 million in 2021 increased 10 percent from $132.3 million in the prior year. The revenue increase was primarily driven by growth in transportation and industrial filtration sales, as well as media for face masks in Europe. The favorable currency effects from a stronger euro were partly offset by lower net selling prices in 2021. Net sales also continued to grow sequentially since the second quarter of 2020 and were 11% higher than the fourth quarter of 2020.

Operating income increased $4.0 million from the prior year to $19.2 million primarily as a result of lower manufacturing costs, increased volume, lower SG&A spending, favorable foreign currency, partly offset by net of lower selling prices. Excluding unfavorable adjustments of $0.3 million in 2021 and of $0.8 million in 2020, adjusted operating income increased $3.5 million from $16.0 million to $19.5 million.

Fine Paper and Packaging quarterly net sales of $81.8 million in 2021 decreased 19 percent from $101.3 million in the prior year. The decline was primarily due to lower volumes resulting from COVID-19, with the largest impact in commercial print products used for advertising and marketing. In addition, net selling prices were lower in 2021 due to a lower priced mix. Although down from prior year, net sales continued to grow sequentially since the second quarter of 2020 and were 8% higher than the fourth quarter of 2020.

Operating income decreased $3.1 million from the prior year period to $12.7 million. Excluding unfavorable adjusting items in 2021 and 2020 of $0.1 million and $1.4 million, respectively, adjusted operating income of $12.8 million in 2021 decreased $4.4 million from $17.2 million in the prior year primarily as a result of lower sales and production volume and less favorable sales mix. The impact of lower volumes was partly offset by SG&A spending reductions and modest benefits from lower input costs.

Unallocated Corporate costs in the first quarter of 2021 of $18.3 million increased $10.9 million from the prior year. Excluding unfavorable adjustments in 2021 and 2020 of $12.1 million and $1.3 million, respectively, adjusted unallocated corporate expenses increased $0.1 million. The adjusting items in 2021 were primarily due to acquisition costs of ITASA.

Reconciliation to GAAP Measures
The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In assessing COVID-19 impacts, only costs which were unusual, incremental and directly attributable to mitigating the effects COVID-19 on operations were excluded.

A reconciliation of adjusted income measures to comparable GAAP measures is provided below:

	First Quarter
($ Millions, except share and per share data)	2021	2020
GAAP Operating Income	$13.6	$23.6
Acquisition costs	12.0	1.0
COVID-19 costs	0.5	1.1
Other restructuring and non-routine costs	—	1.4
Adjusted Operating Income	$26.1	$27.1

GAAP Net Income	$8.3	$16.4
Acquisition costs	9.0	0.8
COVID-19 costs	0.4	0.8
Other restructuring and non-routine costs	—	1.0
Adjusted Net Income	$17.7	$19.0

GAAP Earnings per Diluted Common Share	$0.49	$0.97
Acquisition costs	0.53	0.04
COVID-19 costs	0.02	0.05
Other restructuring and non-routine costs	—	0.06
Adjusted Earnings per Share	$1.04	$1.12

Diluted Shares (in thousands)	16,873	16,850

Conference Call
A conference call and webcast to discuss first quarter earnings and other matters of interest will be held as noted below. Investors and participants who wish to actively participate in the call should register for the earnings call in advance by visiting http://www.directeventreg.com/registration/event/4939659. After registering, instructions will be shared on how to join the call. The webcast will be available on Neenah’s website under Presentations & Events.

Supplemental Information can be found on the Company’s web site under the Investor Relations - Presentations & Events section.

A replay of the call will be available until May 13, 2021 and can be accessed as follows:
Encore Dial In #:                  (800) 585-8367 or (416) 621-4642
Replay Access Code:     4939659

About Neenah
Neenah is committed to manufacturing growth for its customers, end-users, shareholders, and employees. With manufacturing facilities across North America, Europe and Asia, we are a leading global manufacturer of specialty materials serving customers across six continents, with headquarters in Alpharetta, Georgia. We are focused on growing in filtration media, specialty coatings, custom-engineered materials, and premium packaging. Our materials are found in a variety of products used every day, such as transportation and water filters, premium packaging of spirits, technology and beauty products, industrial labels, tapes and abrasives, and digital printing for high-end apparel. To learn more, please visit www.neenah.com

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements as defined under the federal securities laws. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the federal securities laws and caution is given to investors that any forward-looking statements are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside the Company's control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located at www.neenah.com). Unless specifically required by law, the Company assumes no obligation to update or revise these forward-looking statements to reflect new events or circumstances. These cautionary statements are being made with the intention of obtaining the benefits of the “safe harbor” provisions for forward-looking statements under the federal securities laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net sales	$227.0	$233.6
Cost of products sold	177.4	179.6
Gross profit	49.6	54.0
Selling, general and administrative expenses	24.3	26.6
Acquisition costs	12.0	1.0
COVID-19 costs	0.5	1.1
Other restructuring and non-routine costs	—	1.4
Other (income) expense - net	(0.8)	0.3
Operating income	13.6	23.6
Interest expense - net	3.1	2.9
Income before income taxes	10.5	20.7
Provision for income taxes	2.2	4.3
Net income	$8.3	$16.4

Earnings Per Common Share
Basic	$0.49	$0.97
Diluted	$0.49	$0.97

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,835	16,817
Diluted	16,873	16,850

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net Sales:
Technical Products	$145.2	$132.3
Fine Paper and Packaging	81.8	101.3
Consolidated	$227.0	$233.6

Operating Income:
Technical Products	$19.2	$15.2
Fine Paper and Packaging	12.7	15.8
Unallocated corporate costs	(18.3)	(7.4)
Consolidated	$13.6	$23.6

RECONCILIATION OF SEGMENT OPERATING INCOME
(millions)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Technical Products
GAAP Operating Income	$19.2	$15.2
COVID-19 costs	0.1	0.6
Other restructuring and non-routine costs	0.2	0.2
Adjusted Operating Income	19.5	16.0

Fine Paper and Packaging
GAAP Operating Income	12.7	15.8
COVID-19 costs	0.3	0.5
Other restructuring and non-routine costs	(0.2)	0.9
Adjusted Operating Income	12.8	17.2

Unallocated Corporate Costs
GAAP Operating Loss	(18.3)	(7.4)
Acquisition costs	12.0	1.0
COVID-19 costs	0.1	—
Other restructuring and non-routine costs	—	0.3
Adjusted Operating Loss	(6.2)	(6.1)

Consolidated
GAAP Operating Income	13.6	23.6
Acquisition costs	12.0	1.0
COVID-19 costs	0.5	1.1
Other restructuring and non-routine costs	—	1.4
Adjusted Operating Income	$26.1	$27.1

 NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$41.0	$37.1
Accounts receivable - net	117.9	100.2
Inventories	115.1	108.9
Prepaid and other current assets	25.0	25.1
Total Current Assets	299.0	271.3
Property, Plant and Equipment - net	320.3	329.4
Lease Right-of-Use Assets	19.9	20.2
Deferred Income Taxes	20.6	18.3
Goodwill and Other Intangibles - net	146.6	150.0
Other Noncurrent Assets	16.8	17.4
Total Assets	$823.2	$806.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$4.8	$4.9
Lease liabilities payable within one year	3.3	3.2
Accounts payable	72.4	46.0
Accrued expenses	65.8	61.9
Total Current Liabilities	146.3	116.0
Long-term Debt	187.2	189.5
Noncurrent Lease Liabilities	18.0	18.4
Noncurrent Employee Benefits	92.5	96.8
Deferred Income Taxes	11.8	12.3
Other Noncurrent Obligations	5.8	6.0
Total Liabilities	461.6	439.0
Stockholders’ Equity	361.6	367.6
Total Liabilities and Stockholders’ Equity	$823.2	$806.6

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Operating Activities
Net income	$8.3	$16.4
Depreciation and amortization	8.6	8.6
Stock-based compensation	1.5	1.5
Deferred income tax provision (benefit)	(2.4)	1.1
Unrealized loss on foreign currency forward contract	6.2	—
Provision for uncollectible accounts receivable	—	1.0
Decrease (Increase) in working capital	0.5	(13.7)
Pension and other postretirement benefits	(2.0)	(0.4)
Other	—	(0.3)
Net cash provided by operating activities	20.7	14.2

Investing Activities
Capital expenditures	(4.8)	(4.8)
Other	(0.2)	(0.1)
Cash used in investing activities	(5.0)	(4.9)

Financing Activities
Long-term borrowings	0.2	88.7
Repayments of long-term debt	(1.4)	(17.0)
Debt issuance costs	(1.4)	(0.5)
Cash dividends paid	(8.0)	(8.0)
Shares purchased	(0.4)	(3.8)
Cash provided by (used in) financing activities	(11.0)	59.4

Effect of exchange rates on cash and cash equivalents	(0.8)	(0.2)
Net increase in cash and cash equivalents	3.9	68.5
Cash and cash equivalents, beginning of the year	37.1	9.0
Cash and cash equivalents, end of period	$41.0	$77.5